Exhibit 99.1

Press Release #201721	FOR IMMEDIATE RELEASE	October 25, 2017

Enertopia Provides Lithium Bench Testing Update

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the following bench testing update for the recovery of Lithium and ultimately, upgrading the Lithium to battery grade Li2CO3 by our technology partner Genesis Water Technologies Inc., (GWT) a global leader in specialized water treatment solutions.

The goals of this much larger second phase bench test are to build upon the first phase results and achieve lithium recovery rates of greater than 80% with Li2CO3 achieving minimum purity of 99.5% with battery grade standards being achieved.

Genesis Water Technologies (GWT) has provided Enertopia with the following update summary:

The completed milestones include process & flow diagram of the system processes. After this initial concept review with a presentation of initial diagrams, the design calculations have commenced for the whole process. This process has included using several calculations and formulas relating to chemistry, chemical engineering, process design, leach method calculations for various pH adjustment scenario’s and process control volume for tanks.

This has been followed by electrical engineering calculations pertaining to faradays equations, wire diagrams for the systems themselves pertaining to all processes for both electrolysis process and the ion exchange process chemistry. November will start the initial testing of Leach Samples to determine yield into leach solutions.

Overview of 3rd party laboratory results from the bulk samples to be used in the bench testing below:

Bulk sample GWT-001A appears more like a chalky claystone, very fine grained and has a slightly salty taste. Bulk sample GWT-002A has more of a granular appearance and better light reflectance, likely due to the much higher sodium content which is readily apparent by the strong salt taste.

One of the key points from these early sample results using deionized water alone on sample GWT-002A both Magnesium and Iron were left behind thus creating a high Lithium brine 596 ppm Li with a very low Magnesium content of 22 ppm Mg and Iron content of 16 ppm Fe. For reference, most producing Lithium brines have ratios of 1.6 to 6 parts Magnesium to Lithium. In the case of GWT-002A bulk sample, this ratio has been flipped on its head and there is 27 ppm Li to every 1 ppm Mg.

In the table below are the assay results for the two bulk samples that will be put through the ENERLET lithium recovery process. ME-ICP61 is a four-acid digestion that will extract lithium from any mineral, including silicates. ME-MS41W is a highly dilute version of aqua regia that will dissolve carbonate minerals. ME-MS03 is a leach method that uses deionized water to extract lithium in the sample.

Bulk Sample #	ME-ICP61	ME-MS41	ME-MS03	Mg/Li Ratio ICP61	Mg/Li Ratio MSO3
GWT-001A
Li in ppm	1,130	1,020	584	25.31/1	23.12/1
Mg in ppm	28,600	22,900	13,500
Fe in ppm	30,800	22,100	12,050
GWT-002A				Mg/Li Ratio ICP61	Li/Mg Ratio MS03
Li in ppm	1,680	1,720	597	12.86/1	27.17/1
Mg in ppm	21,600	18,200	22
Fe in ppm	24,500	18,800	16

“Genesis Water Technologies looks forward to promising results from this phase of testing analysis and anticipates that achievement of the goal of obtaining battery grade lithium with high recovery yield will prove economically viable. At Genesis Water Technologies, we utilize innovation in water. We are excited to partner with Enertopia to become leaders in the lithium evolution,” Stated Nick Nicholas of Genesis Water Technologies.

Initial test feedstock was taken from the company’s Clayton Valley, NV project and has already shown remarkably high Lithium recovery numbers in initial tests. In excess of 95% of contained lithium in the samples was taken into solution using weak acid solution and up to 75% of lithium in samples was taken into solution using only deionized water. The company looks forward to the results from the ongoing testing program being done by Genesis Water Technologies. One of the main features using modern technology is that Enertopia would not require pumping of any groundwater from Clayton Valley.

“Enertopia looks forward to providing updates as to the results of the bench test analysis and our ongoing project work at our Clayton Valley, NV, Lithium project, as well as continuing due diligence in the mineral sector. Modern technology is revolutionizing ways to mine and protect our environment. We are enthusiastic in becoming leaders in this evolution,” Stated President and CEO Robert McAllister

The Qualified person:
The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:
A Company focused on using modern technology to build shareholder value. Working closely with Genesis Water Technologies (GWT) on an exclusive process (ENERLET) to recover and produce battery-grade lithium from material sourced from the company’s Clayton Valley Lithium project.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

About Genesis Water Technologies (GWT):

GWT is a global specialized water treatment solution’s company focused on providing innovative & sustainable solutions for specialized industrial and municipal applications. For additional information please visit www.GenesisWaterTech.com

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its health and wellness, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the bench test for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.